UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012

MERRIMAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,
San Francisco, California  94108
( Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Officer

Effective January 11, 2012, Jack Thrift, 45, resigned as Chief Financial Officer of the Company, and Chief Operating Officer and Chief Financial Officer of the Company’s subsidiary, Merriman Capital, Inc.

(c) Appointment of Officer

Effective January 11, 2012, William J. Febbo, 43, was appointed Chief Operating Officer of the Company and the Company’s subsidiary, Merriman Capital, Inc.  Mr. Febbo has served as a member of our Board of Directors since April 2007.  Mr. Febbo was been Chief Executive Officer and co-founder of MedPanel, LLC, a medical market intelligence firm based in Cambridge, MA, from January 1999 to January 3, 2012, at which time he resigned as C.E.O. and was appointed Chairman. We acquired MedPanel, Inc. in April 2007, where Mr. Febbo continued his responsibilities.  Mr. Febbo and other investors acquired the assets of MedPanel (aka Panel Intelligence, LLC (Delaware)) from the Company on January 30, 2009 and changed the name back to MedPanel.  Mr. Febbo holds several board and advisory roles in the biotech, clean tech and not-for-profit world.  More specifically, he has been Treasurer on the Board of the United Nations of Greater Boston since November 2004 and an advisor to The Green Living Project since 2007. Prior to founding MedPanel, Inc., Mr. Febbo was Chairman of the Board of Directors of Pollone, a Brazilian manufacturing venture in the automotive industry and was responsible for over $500 million worth of international business development and mergers and acquisition. Mr. Febbo received his B.S. degree in international studies, with a focus on economics and Spanish, from Dickinson College.

Item 9.01(d)	Exhibits

99.1	Press Release dated January 11, 2012 announcing William J. Febbo as Chief Operating Officer of the Company and the Company’s subsidiary Merriman Capital, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merriman Holdings, Inc.

Date: January 18, 2012	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer